Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:
We consent to the incorporation by reference in the registration statement Nos. 333-190516, 333-163357, and 333-170475 on Form S-8 and No. 333-199655 on Form S-3 of Charter Communications, Inc. and subsidiaries (the Company) and registration statement No. 333-205240 on Amendment No. 3 to Form S-4 of CCH I, LLC of our report dated February 9, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of the Company.
Our report dated February 9, 2016 contains an explanatory paragraph that states the Company has changed its method of accounting for the presentation of debt issuance costs for the December 31, 2015 and 2014 consolidated financial statements due to the adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and has changed is method of accounting for the presentation of deferred tax liabilities and tax assets for the December 31, 2015 and 2014 consolidated financial statements due to the adoption of ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes.

(signed) KPMG LLP

St. Louis, Missouri
February 9, 2016